Exhibit 5

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

Client: 05505-00094

February 25, 2019

Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

Re: Welltower Inc.

    $1,500,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Welltower Inc., a Delaware corporation (the “Company”), in connection with the offering and sale of shares of common stock, $1.00 par value per share, of the Company having an aggregate offering price of up to $1,500,000,000 (the “Shares”) pursuant to the prospectus supplement dated February 25, 2019 (the “Prospectus Supplement”) to the prospectus dated May 17, 2018 (the “Prospectus”), included in the Company’s registration statement on Form S-3 (File No. 333-225004) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares will be issued pursuant to (1) a separate Amended and Restated Equity Distribution Agreement entered into between the Company and each of (i) Barclays Capital Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, UBS Securities LLC, and Wells Fargo Securities, LLC as sales agents and forward sellers and (ii) each of Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Crédit Agricole Corporate and Investment Bank, Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, Royal Bank of Canada, UBS AG, London Branch and Wells Fargo Bank, National Association as forward purchasers on February 25, 2019, and (2) a Master Forward Sale Confirmation entered into between the Company and each of Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Crédit Agricole Corporate and Investment Bank, Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, Royal Bank of Canada, UBS AG, London Branch and Wells Fargo Bank, National Association on February 25, 2019.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, specimen common stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Welltower Inc.

February 25, 2019

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Prospectus Supplement and according to the Prospectus, will be validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following exceptions, qualifications, limitations and assumptions:

A. The effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.

B. We render no opinion herein as to matters involving the laws of any jurisdictions other than the Delaware General Corporation Law (“DGCL”). This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

C. We have assumed that all offers and sales of the Shares will comply with the minimum offering price limitation and pricing formula set forth in the authorization of the offering and sale of the Shares by the Company’s Board of Directors.

We consent to the filing of this opinion as an exhibit to the Company’s Form 8-K to be filed with the Commission on February 25, 2019, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP